PRICING SUPPLEMENT NO. 21                                         Rule 424(b)(3)
DATED: July 15, 2003                                         File No. 333-104455
(To Prospectus dated April 24, 2003,
and Prospectus Supplement dated April 24, 2003)

                                 $10,227,293,162
                         THE BEAR STEARNS COMPANIES INC.
                           Medium-Term Notes, Series B

Principal Amount:  $25,000,000   Floating Rate Notes [x]  Book Entry Notes [x]

Original Issue Date:  7/18/2003  Fixed Rate Notes [ ]     Certificated Notes [ ]

Maturity Date:  7/19/2004        CUSIP#: 073928A86

Option to Extend Maturity:       No    [x]
                                 Yes   [ ]   Final Maturity Date:


                                              Optional            Optional
                         Redemption           Repayment           Repayment
   Redeemable On          Price(s)             Date(s)            Price(s)
   -------------       --------------       -------------        -----------

        N/A                  N/A                 N/A                 N/A

Applicable Only to Fixed Rate Notes:
-----------------------------------

Interest Rate:

Interest Payment Dates:

Applicable Only to Floating Rate Notes:
--------------------------------------

Interest Rate Basis:                     Maximum Interest Rate:  N/A

[ ]   Commercial Paper Rate              Minimum Interest Rate:  N/A

[x]   Federal Funds Effective Rate

[ ]   Federal Funds Open Rate            Interest Reset Date(s):  Daily

[ ]   Treasury Rate                      Interest Reset Period:  Daily

[ ]   LIBOR Reuters                      Interest Payment Date(s):  *

[ ]   LIBOR Telerate

[ ]   Prime Rate

[ ]   CMT Rate

Initial Interest Rate:  1.09%            Interest Payment Period:  Quarterly

Index Maturity:  N/A

Spread (plus or minus):  +0.07%


*     On the 19th of October, January, April and at Maturity.


At May 31, 2003:

o the Company had outstanding (on an unconsolidated basis) approximately $39.8 billion of debt and other obligations, including approximately $36.7 billion of unsecured senior debt and $2.5 billion of unsecured inter-company debt; and

o subsidiaries of the Company had outstanding (after elimination of inter-company items) approximately $163.9 billion of debt and other obligations (including $45.5 billion related to securities sold under repurchase agreements, $60.7 billion related to payables to customers, $29.2 billion related to financial instruments sold, but not yet purchased, and $28.5 billion of other liabilities, including $15.9 billion of debt).

The distribution of Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.